n e w s r e l e a s e

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

HUMANA
Guidance when you need it most

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail: Tnoland@humana.com

Humana Appoints Michael W. Fedyna Chief Actuary,
Effective July 1, 2007

John M. Bertko to retire on June 30; plans academic and policy analysis career

LOUISVILLE, Ky. - March 26, 2007 - Humana Inc. (NYSE: HUM) announced today that effective July 1, 2007, Michael (Mike) W. Fedyna, FSA, MAAA, will become the company's Chief Actuary. He will replace John M. Bertko, who will retire from Humana on June 30, 2007.

Bertko will remain with the company through the completion of the 2008 Medicare bidding process, which culminates in the filing of proposed 2008 rates and benefits with the Centers for Medicare and Medicaid Services in early June.

Fedyna was previously vice president and chief actuary for the New York-based East Region of WellPoint, Inc., and was vice president and chief actuary for WellChoice, Inc. prior to its acquisition by WellPoint. He has had a wide range of experience, including serving as the chief actuary and chief financial officer for various divisions of CIGNA Corporation. He joined the company today to help ensure a smooth transition, and will report to Humana's Chief Financial Officer, James H. Bloem.

Fedyna will be supported in his role by P. Anthony (Tony) Hammond, ASA, MAAA, the company's Vice President of Health Services and Chief Medicare Actuary, reporting to Stefen F. Brueckner, Vice President of Senior Products. Hammond has been with Humana for seven years, focusing primarily on the company's Medicare products.

"Mike and Tony bring complementary leadership, experience and expertise to an important area of Humana's operations," said Michael B. McCallister, the company's president and chief executive officer. "I'm confident they will help us extend the growth we've experienced over the past five years in all our business segments but particularly in Medicare."

Bertko joined Humana in 1999 and has led Humana's actuarial efforts as the company transformed itself into a consumer-focused organization across its varied business segments. A Fellow of the Society of Actuaries, he will leave the health benefits industry to pursue a university-based teaching and policy analysis career.

"John has made a meaningful contribution to Humana across all our lines of business, but particularly as we successfully undertook a major expansion of our Medicare offerings following the passage of the Medicare Modernization Act of 2003," McCallister said. "With the filing of 2008 bids in June, the expansion's all-important first phase will be complete. We look forward at that time to wishing John the best of success as he changes careers."

"I've had the privilege to work on critical issues in health care financing and delivery while at Humana over the last eight years, and hope that I've made a contribution to a more efficient health care system in this country," Bertko said. "I look forward to fulfilling a long-held dream of engaging in teaching and research in a university setting."

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with more than 11 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 46-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance Information.